EXHIBIT 23.1






INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 33-89948 of Central Coast Bancorp on Form S-8 of our report dated January 22, 2003 (February 28, 2003 as to the effects of the stock dividend information in Note 1), appearing in this Annual Report on Form 10-K of Central Coast Bancorp for the year ended December 31, 2002.




/s/ DELOITTE & TOUCHE

DELOITTE & TOUCHE LLP

San Francisco, California
March 21, 2003